Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

September 23, 2015

HealthEquity, Inc.

15 W. Scenic Pointe Dr., Ste. 100

Draper, Utah 84020

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to HealthEquity, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with (i) the filing by the Company on September 9, 2015 of a registration statement on Form S-3 (Registration No. 333-206850) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), including the prospectus included therein (the “Prospectus”), and (ii) a prospectus supplement (the “Prospectus Supplement”) filed by the Company on September 23, 2015 pursuant to Rule 424(b)(5) under the Act, relating to the offer and sale (the “Offering”) of up to an aggregate of 3,450,000 shares (including 450,000 shares that may be sold pursuant to an option to purchase additional shares) (the “Shares”) of common stock of the Company, par value $0.0001 per share (“Common Stock”), to be sold by certain selling stockholders of the Company (the “Selling Stockholders”).

We have examined copies of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Amended and Restated Bylaws of the Company, the Registration Statement, the Prospectus, the Prospectus Supplement, relevant resolutions adopted by the Company’s board of directors, and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

As to questions of fact material to the opinion expressed below, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined. In our examination and in rendering our opinion contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; and (iii) the capacity of natural persons.

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware. Without limitation, we express no opinion with respect to the federal laws of the United States of America or the “blue sky” securities laws of any state.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP